Exhibit 99.1

ADMA Biologics Announces Third Quarter 2024 Financial Results and Provides Business Update

3Q 2024 Total Revenue of $119.8 Million, a 78% Increase Y-o-Y

3Q 2024 GAAP Net Income of $35.9 Million, a 1,300% Increase Y-o-Y

3Q 2024 Adjusted EBITDA(1) of $45.4 Million, a 256% Increase Y-o-Y

KPMG LLP Engaged as New Independent Registered Public Accounting Firm

FY 2024 and 2025 Total Revenue Guidance Increased to More Than $415 Million and $465 Million, Respectively

FY 2024 and 2025 GAAP Net Income Guidance Increased to More Than $120 Million and $165 Million, Respectively

FY 2024 and 2025 Adjusted EBITDA Guidance Increased to More than $160 Million and $215 Million, Respectively

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, FL, November 7, 2024 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA,” the “Company,” or “we”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its third quarter 2024 financial results and provided a business update.

“ADMA delivered an outstanding third quarter, building on the momentum from the prior period with realized growth on both the top and bottom lines,” said Adam Grossman, President and Chief Executive Officer of ADMA. “As we enter the fourth quarter of 2024, we anticipate increasing gross margins, driven by a continued revenue mix shift toward ASCENIV. With increasing clarity around a potential billion-dollar revenue opportunity, ADMA’s growth prospects over both the near- and longer-term periods continues to strengthen. As a result of our ongoing operational success, we have yet again raised our top and bottom-line guidance for both 2024 and 2025.”

Mr. Grossman continued, “With this forecasted growth, we anticipate organically achieving a net leverage-neutral position in the fourth quarter of 2024, which would provide substantial balance sheet flexibility as we focus on maximizing stockholder value and lowering ADMA’s cost of capital. Throughout the third quarter, we advanced our intermediate-term growth initiatives, including enhancements to production yield processes and the successful production of a pilot-scale batch of our S. pneumoniae hyperimmune globulin pipeline program, SG-001. Additionally, we are pleased to announce the appointment of KPMG LLP as our new independent auditor effective as of today. We thank CohnReznick for their 17 years of service and look forward to this next chapter with KPMG. We believe ADMA is well-positioned to close 2024 on a high note and to sustain our rapid growth trajectory into 2025 and beyond.”

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, please see the reconciliation included in the financial tables.

Third Quarter 2024 Milestones and Objectives:

•
Compounding Growth. Total revenue grew to $119.8 million, or 78% year-over-year. As a result, GAAP Net Income grew by 1,300% to $35.9 million and Adjusted EBITDA grew by 256% year-over-year to $45.4 million. The Company anticipates building on this momentum throughout the remainder of 2024 and into 2025.

•
Favorably Evolving Mix Shift.  The higher-margin product portfolio is expanding as a percentage of ADMA’s total revenue, with ASCENIV accounting for over 50% of the Company’s revenue. ADMA is actively taking steps to increase ASCENIV supply availability, which, if successful, could allow ASCENIV to become a significant majority of ADMA's total revenue in the future, driving further margin expansion and earnings growth.

•
Strengthened Balance Sheet.  Based on ADMA’s third quarter operating cash flow of $25.0 million and Adjusted EBITDA growth, the Company’s current net leverage ratio has organically improved to approximately 0.1x. The Company anticipates continued strengthening of the balance sheet driven by forecasted Adjusted EBITDA growth and ongoing cash generation in the fourth quarter of 2024 and beyond.

•
Strengthened Governance. ADMA has successfully engaged and onboarded KPMG as its new independent registered public accounting firm.  This auditor transition to a “Big 4” firm is a testament to the Company’s rapidly improving financial profile and market cap valuation.

•
Added to the S&P SmallCap 600 Index. During the third quarter, ADMA joined the S&P SmallCap 600 Index. The Company expects this inclusion will increase its visibility within the investment community and the liquidity of its shares as it continues to execute on its top-tier growth strategy. The S&P SmallCap 600 Index is a stock market index established by Standard & Poor's that is designed to measure the performance of the small-cap segment of the market and is composed of 600 constituent companies in the U.S. equities market. The index is designed to track companies that meet specific inclusion criteria to ensure that they are liquid and financially viable. For more information on the S&P SmallCap 600 and S&P Dow Jones Indices, please visit www.spdji.com.

•
Expanded ADMAlytics™ Implementation. ADMA successfully expanded implementation of ADMAlytics, the Company’s artificial intelligence and machine learning platform, to the commercial arm of the organization during the third quarter. When fully implemented, ADMAlytics is expected to further optimize the Company’s commercial growth strategy. Initiated in February 2024, the staggered implementation of ADMAlytics continues to yield impressive results across multiple areas of ADMA’s operations. These benefits include increased production efficiency, enhanced visibility into the 7–12-month manufacturing process, optimized commercial planning, streamlined plasma pooling, and reduced variability and FTE hours. These efficiencies are expected to further benefit ADMA’s rapid earnings growth outlook.

Upwardly Revised 2024-2025 Financial Guidance:

•	FY 2024 and 2025 total revenue is now expected to be more than $415 million and $465 million, respectively, increased from prior guidance of more than $400 million and $445 million, respectively.

•	FY 2024 and 2025 GAAP net income is now expected to exceed $120 million and $165 million, respectively, increased from prior guidance of $105 million and $155 million, respectively.

•	FY 2024 and 2025 Adjusted EBITDA is now expected to exceed $160 million and $215 million, respectively, increased from prior guidance of $150 million and $200 million, respectively.

Advancing Innovative Growth Opportunities: Below are the Company’s ongoing R&D initiatives which, if successful, we believe represent the potential for upside to our current forecasted guidance:

•
Biologic Production Yield Enhancement.  During the third quarter and recent periods, commercial-scale production of ADMA's innovative biologics manufacturing process demonstrated a potential enhancement of yields by approximately 20% from the same starting plasma. If successful, we believe these yield improvements could significantly increase the Company’s peak financial targets, with potential revenue and earnings accretion expected to commence in the second half of 2025 and further inflect into 2026 and beyond.

R&D Program - S. pneumoniae Hyperimmune Globulin, SG-001. ADMA has successfully completed production of a pilot-scale batch, and we have identified a prospective laboratory partner and are engaged in discussions for their services conducting animal model studies for our S. pneumoniae hyperimmune globulin program, SG-001. We expect to establish research protocols for forthcoming animal studies, with a focus on capital efficiency. Streptococcus pneumoniae, the leading cause of community-acquired pneumonia in the United States, affects one million adults annually, leading to 400,000 hospitalizations and a 5-7% mortality rate. Despite existing vaccines, vaccine-naive and immunocompromised individuals remain vulnerable. SG-001, if approved, could offer immediate antibody protection, potentially generating $300-500 million or more in high margin revenue annually. ADMA holds several U.S. and foreign patents covering its proprietary pneumococcal hyperimmune technology, including product preparation and usage for S. pneumoniae infections.

•
ASCENIV Label Expansion: All pediatric patients in ASCENIV’s post-marketing pediatric study have now successfully completed their treatment schedule and the clinical trial database is on track to be locked in the fourth quarter of 2024. ADMA now anticipates filing its supplemental Biologics License Application (sBLA) over the coming quarters, with potential label-expanding approval in the first half of 2026. ASCENIV’s pediatric label expansion, if approved, may further strengthen ADMA’s product portfolio.

Third Quarter 2024 Financial Results:

Total revenues were $119.8 million for the quarter ended September 30, 2024, as compared to $67.3 million for the quarter ended September 30, 2023, an increase of $52.6 million, or approximately 78%. The increase is due to increased sales of ADMA’s immunoglobulin products, primarily ASCENIV, as well as an increase in third-party plasma sales by ADMA’s BioCenters business segment.

Gross profits were $59.7 million for the quarter ended September 30, 2024, as compared to $24.7 million for the quarter ended September 30, 2023, an increase of $35.0 million. As a result, ADMA achieved a corporate gross margin of 50% in the third quarter of 2024 as compared to 37% in the third quarter of 2023. Third quarter 2024 corporate gross margins were adversely impacted due to an outsized sale of normal source plasma on the secondary spot market, which was recorded at a negative gross margin contribution.

Adjusted EBITDA was $45.4 million for the quarter ended September 30, 2024, as compared to Adjusted EBITDA of $12.7 million for the quarter ended September 30, 2023, an increase of $32.6 million, or approximately 256%.

GAAP net income was $35.9 million for the quarter ended September 30, 2024, compared to GAAP net Income of $2.6 million for the quarter ended September 30, 2023, an increase of 1,300%.

As of September 30, 2024, ADMA had working capital of approximately $273.3 million, primarily consisting of $171.8 million of inventory, $86.7 million of cash and cash equivalents and $50.1 million of net accounts receivable, partially offset by current liabilities of $44.9 million.

Conference Call Information

To access the conference call, please dial (888) 596-4144 and refer to conference ID 2959956. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call). Attendees who will not be asking a question during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients.

Renal dysfunction and acute renal failure occur more commonly in patients receiving IGIV products containing sucrose. ASCENIV does not contain sucrose.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure. monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the United States, which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty biologics and human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA is useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA as a key performance measure because we believe that it facilitates operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as stock-based compensation or certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. Accordingly, this key business metric has limitations as an analytical tool. It should not be considered as an alternative to net income/loss or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “prospective,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” “potential,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s financial health, standing and future results of operations, including, but not limited to, total revenue, GAAP net income and Adjusted EBITDA guidance in future periods, and certain assumptions in connection therewith; timing to achieve a net leverage-neutral position; the market for ASCENIV, its supply availability, its potential impact on revenues,  margin expansion and a mix shift towards ASCENIV; the benefits of joining the S&P SmallCap 600 Index; the appointment of KPMG as the Company’s new independent auditor;  the utility of ADMAlytics and its impact on the Company’s earnings growth outlook; and additional growth opportunities, including but not limited to, the Company’s yield enhancement initiative and the timing related thereto, and SG-001, including the benefits thereof and revenue potential, and ASCENIV label expansion. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2024	2023
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$86,707	$51,352
Accounts receivable, net	50,140	27,421
Inventories	171,801	172,906
Prepaid expenses and other current assets	9,545	5,334
Total current assets	318,193	257,013
Property and equipment, net	53,694	53,835
Intangible assets, net	485	499
Goodwill	3,530	3,530
Right-to-use assets	8,897	9,635
Deposits and other assets	5,819	4,670
TOTAL ASSETS	$390,618	$329,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,020	$15,660
Accrued expenses and other current liabilities	27,535	32,919
Current portion of deferred revenue	143	182
Current portion of lease obligations	1,193	1,045
Total current liabilities	44,891	49,806
Senior notes payable, net of discount	101,326	130,594
Deferred revenue, net of current portion	1,583	1,690
End of term fee	1,688	1,688
Lease obligations, net of current portion	8,865	9,779
Other non-current liabilities	375	419
TOTAL LIABILITIES	158,728	193,976

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized,236,378,607 and 226,063,032 shares issued and outstanding at September 30, 2024 and December 31, 2023	24	23
Additional paid-in capital	652,345	641,439
Accumulated deficit	(420,479)	(506,256)
TOTAL STOCKHOLDERS' EQUITY	231,890	135,206
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$390,618	$329,182

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
	(In thousands, except share and per share data)

REVENUES	$119,839	$67,275	$308,905	$184,311
Cost of product revenue	60,180	42,622	152,685	126,455
Gross profit	59,659	24,653	156,220	57,856

OPERATING EXPENSES:
Research and development	412	596	1,422	2,854
Plasma center operating expenses	1,021	467	2,968	3,581
Amortization of intangible assets	28	179	363	537
Selling, general and administrative	18,560	14,726	50,807	43,485
Total operating expenses	20,021	15,968	55,560	50,457

INCOME (LOSS) FROM OPERATIONS	39,638	8,685	100,660	7,399

OTHER INCOME (EXPENSE):
Interest income	666	423	1,499	1,005
Interest expense	(3,499)	(6,398)	(11,051)	(18,812)
Other expense	(56)	(145)	(107)	(186)
Other expense, net	(2,889)	(6,120)	(9,659)	(17,993)

INCOME (LOSS) BEFORE INCOME TAXES	36,749	2,565	91,001	(10,594)

Provision for income taxes	840	-	5,224	-

NET INCOME (LOSS)	$35,909	$2,565	$85,777	$(10,594)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.15	$0.01	$0.37	$(0.05)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.15	$0.01	$0.35	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	234,571,376	225,276,980	231,959,579	223,306,331
Diluted	244,804,065	233,761,262	241,772,162	223,306,331

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
	(In thousands)
Net income (loss)	$35,909	$2,565	$85,777	$(10,594)
Depreciation	1,912	1,913	5,738	5,686
Amortization	28	179	363	537
Income taxes	840	-	5,224	-
Interest expense	3,499	6,398	11,051	18,812
EBITDA	42,188	11,055	108,153	14,441
Stock-based compensation	3,179	1,695	8,183	4,442
IT systems disruption		-	-	2,770
Adjusted EBITDA	$45,367	$12,750	$116,336	$21,653